Exhibit 10.31
January 4, 2012

Andrew Miller

Re: Bridgepoint Education, Inc.

Dear Mr. Miller:

We are very pleased to offer you a position as a member of the Board of Directors (the “Board”) of Bridgepoint Education, Inc. (the “Company”). This offer, which is subject to the approval of each of the current members of our Board, is based on the following terms and conditions:

Effective Date:
You would serve as a member of the Board, as a Class 1 director, contingent and effective upon the date when you are elected or appointed to the Board pursuant to the Company's bylaws (such date, the “Effective Date”). Following your election or appointment to the Board, you would serve until the annual meeting for the year in which your term expires or until your successor has been elected and qualified, subject however, to your prior resignation, retirement, disqualification or removal from office.

Compensation:
In consideration of your services as a member of the Board, you will receive director fees pursuant to the director compensation program approved by the Board (or a committee thereof), as such program may be revised from time to time. Under the current director compensation program, you would receive a $45,000 annual retainer to be paid in equal quarterly installments, provided that for any quarter in which you serve a partial quarter your retainer will be pro-rated, beginning after your Effective Date for so long as you remain a member of the Board. In addition, you will receive committee retainer fees depending on any committee assignment. Lastly, you will be eligible to receive an annual equity award as decided by the Board for 2012 and any future years of Board service.

Stock Option:
Upon your election or appointment to the Board, you will become eligible for an option to purchase the Company's common stock (“Option”), to be awarded under the Company's 2009 Stock Incentive Plan. The option would be exercisable for a number of shares equal to the quotient of (1) $60,000, divided by (2) the Black-Scholes value of an option to purchase one share of the Company's common stock, as such value may be determined by the Company pursuant to its standard option grant practices. The Option would vest as follows: subject to your continuous service, (i) 25% of the shares underlying such Option will vest on the one-year anniversary of the date of grant of the Option (the “Vesting Commencement Date”), (ii) as to an additional 2% of the shares underlying such Option, on each monthly anniversary of the Vesting Commencement Date over the subsequent 33-month period following such one-year anniversary of the Vesting Commencement Date, and (iii) an additional 3% of the shares underlying such Option on each of the 46th, 47th and 48th monthly anniversary of the Vesting Commencement Date. The Option will be a non-qualified stock option and will not qualify for incentive stock option (ISO) treatment under the Internal

Revenue Code §422.
Responsibilities:
As a director of the Company, your duties and responsibilities will be those reasonably and customarily associated with such position, including, without limitation, attendance at all regular and special meetings of the Board.

Expenses:	The Company will reimburse you for all reasonable, out-of-pocket costs and expenses incurred by you in connection with your services to the Company as a Board member.

Confidentiality:
In accordance with the fiduciary duties of a member of the Board, you will be required to preserve the Company's proprietary and confidential information. Furthermore, you must comply with the Company's policies and procedures regarding such matters.

Indemnification:
In the interest of retaining and attracting qualified individuals to provide services to the Company, the Company has or will enter into an Indemnification Agreement with each of its directors and executive officers. An Indemnification Agreement will be provided to you to sign upon your acceptance.

Please sign the acknowledgment at the bottom of this letter acknowledging and agreeing to the terms and conditions of your service as a member of the Board.
We sincerely hope that you decide to join the Board of Directors of the Company. Please contact me with any questions regarding the foregoing.

Sincerely,

BRIDGEPOINT EDUCATION, INC.

By: /s/ Andrew Clark
Name: Andrew Clark
Title: Chief Executive Officer

ACKNOWLEDGED AND AGREED TO BY:

/s/ Andrew Miller
Andrew Miller

Date: January 9, 2012